World Headquarters 14901 S. Orange Blossom Trail Orlando, FL 32837 Mailing Address: Post Office Box 2353 Orlando, FL 32802-2353	NEWS RELEASE

Contact: Nicole Decker   407-826-4560

Tupperware Brands Reports Record First Quarter 2010 Results Ahead of Guidance,
Raises Full Year Earnings per Share Guidance

•	First Quarter Sales up 11% in local currency, versus February guidance of up 8 to 10%, and up 20% over last year reported

•
First Quarter GAAP diluted E.P.S. 73 cents, up 78% over last year.  Excluding certain items impacting comparability*, diluted E.P.S. 76 cents, versus February guidance range of 55 to 60 cents, up 69% over last year

Orlando, Fla., April 20, 2010 – (NYSE: TUP) Tupperware Brands Corporation today reported record first quarter 2010 sales and profit.  First quarter 2010 sales increased in local currency by 11% versus 2009. A positive impact from foreign exchange rates of 9% resulted in GAAP sales that were 20% above the first quarter of 2009.

Rick Goings, Chairman and CEO commented, “Starting 2010 with strong first quarter sales and earnings growth reaffirms that we have the right strategic initiatives in place.  Four of our five segments delivered double digit sales growth in local currency.  Our emerging markets, which comprised 54% of total sales in the quarter, were up 22% in local currency.  A significant number of markets had double digit sales increases, including Tupperware Brazil, China, India, Indonesia, Malaysia/Singapore, Mexico, the Philippines, South Africa, Turkey and Venezuela.  The established markets were even with last year in local currency.  Tupperware Austria and France performed exceptionally well, with strong double digit sales increases in the quarter compared with 2009. Tupperware Japan and BeautiControl again had sales declines, although we believe we are addressing the critical issues in both units.”

“We had a great start to 2010, better than our February guidance, as our management teams continued to stay focused on the fundamental drivers of our business. The macro economy appears to have found its legs, and there is an overall sense of calm and confidence in the future.  We achieved 43% local currency diluted earnings per share growth, excluding items impacting comparability.  Our total sales force continues to grow and we ended the quarter with a 7% advantage over last year,” said Rick Goings.

Diluted GAAP earnings per share of 73 cents for the first quarter of 2010 was up 32 cents versus last year.  The 2010 first quarter included net negative 3 cents from items impacting comparability*, while 2009 had net negative 4 cents from those items.  There was also a positive 8 cent impact versus 2009 from stronger foreign currencies.

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Adjusted diluted earnings per share of 76 cents in the quarter was 16 cents better than the high end of the guidance range given in February.  This was up 31 cents, or 69% versus the prior year.  Excluding the 8 cent positive impact of currency on the comparison, adjusted diluted earnings per share increased by 43%.  The increase came from the contribution margin on higher sales; a higher gross margin percentage that included lower resin costs; and more effective promotional spending in some units.  There was a partial offset from investment in brand building and other sales enhancing investments, along with a higher income tax rate and more diluted shares.

Tupperware Brands will conduct a conference call tomorrow, Wednesday April 21, at 10:00 am Eastern time.  The conference call will be webcast and archived along with a copy of this news release on www.tupperwarebrands.com.

First Quarter Segment Highlights*

Tupperware Segments

Europe achieved a second consecutive quarter of double digit local currency sales growth with an 11% increase (up 21% reported).  The emerging markets were up 18% compared with last year in local currency (up 38% reported).  The local currency sales growth came primarily from a 58% increase by Tupperware South Africa, and a 40% increase by Turkey, along with a high single digit increase by the CIS.  Established markets were up 7% compared with last year in local currency (up 14% reported), led by a 36% increase in France and a strong double digit increase in Austria.  The German business grew its sales force to a slight advantage at the end of the quarter versus last year, following several down quarters, and had a small decrease in local currency sales compared with 2009.  Europe’s pre-tax operating profit was up 38% in local currency (up 54% reported).  Total sales force was up 18% at the end of the first quarter.

In Asia Pacific, first quarter sales were up 19% versus prior year in local currency (up 37% reported).  Emerging markets were up 45% in local currency (up 64% reported).  All emerging markets had strong double digit increases, led by Indonesia with a 55% local currency sales increase (up 93% reported).  China’s greatly improved sales per outlet, along with more business to business sales, contributed to its 63% local currency sales increase (up 64% reported).  The established markets were down 13% in local currency (up 2% reported), mainly in Tupperware Japan and Australia.  Pre-tax profit was up 52% in local currency (up 88% reported).  Total sales force in the segment was up 24% at the end of March.

Tupperware North America sales were up 18% in local currency (up 26% reported) versus prior year, mainly from a 41% local currency increase in Mexico (up 60% reported), reflecting high teen growth in the core business along with higher business to business sales.  Tupperware United States and Canada achieved a 4% increase in the quarter, after being down slightly in the fourth quarter of 2009.  First quarter reported profit for the segment grew from $2.0 million in 2009 to $7.8 million in 2010. The total sales force size at the end of the first quarter was up 10%.

Beauty Segments

Beauty North America sales were down 2% in local currency (up 7% reported) reflecting a mid-single digit increase by Fuller Mexico, more than offset by a mid-teen decrease by BeautiControl.  BeautiControl implemented a new sales force compensation plan at the beginning of 2010, and has improved its focus on sales force training and development.  The segment’s profit in the quarter decreased 13% in local currency (down 1% reported) reflecting investments in sales force building initiatives in both units.  The total sales force size at the end of the quarter was down 8%, with both units contributing to the decrease.

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Beauty Other sales were up 15% in local currency (up 12% reported), with most of the increase coming from Tupperware Brazil and Venezuela, although Nutrimetics France and the Philippines had double digit increases as well.  Pre-tax profit was down $0.3 million in local currency (down $2.1 million reported, including a negative $2.0 million impact from using the parallel rate in Venezuela).  The local currency decrease was mainly from Venezuela where price increases were not enough to offset higher costs given the continued devaluation of the bolivar.  The total sales force size advantage for the segment at the end of the quarter was 2%.

Second Quarter 2010 Outlook

The second quarter sales outlook is for an increase of 7 to 9% in local currency.  Including a positive impact from exchange rates of 5%, sales in dollars are expected to increase by 12 to 14%.  GAAP diluted earnings per share is expected to be 91 to 96 cents, with a negative 4 cent impact from items impacting comparability.  Excluding these items, diluted earnings per share is forecast to be 95 cents to $1.00.  This compares with GAAP diluted earnings per share of 52 cents last year and 86 cents excluding certain items.  Excluding these items, this indicates a 14% local currency increase in pretax profit and close to a 1 percentage point improvement in return on sales at the high end of the range.  The guidance reflects a positive impact on the comparison of 6 cents from stronger foreign currencies, along with a higher income tax rate and higher number of diluted shares than 2009.

Full Year 2010 Outlook

The full year local currency sales growth outlook remains at up 6 to 8%, which with a 2% benefit from foreign exchange is an increase of 8 to 10% on a reported basis.  The local currency sales increase for Tupperware Europe has been raised from the February 2010 guidance to up 5 to 7%, Tupperware North America has been raised to up 6 to 8%, Beauty Other has been raised to up in the mid-teens, Asia Pacific remains at up 10 to 12%, and Beauty North America has been lowered to about even with last year.

The diluted earnings per share guidance is raised 27 cents from what was provided in February to a GAAP range of $3.52 to $3.62, with negative 16 cents from items impacting comparability.  Excluding these items, diluted earnings per share is also raised 27 cents from the February forecast to $3.68 to $3.78 (see detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule), which would represent a local currency increase of 15 to 18% versus 2009.  The 27 cent increase from the previous guidance reflects the 15 cent local currency upside to the first quarter 2010 guidance in February, 7 cents from better foreign exchange rates than in February, and a 5 cent improvement in the guidance for the last nine months of the year based on an improved return on sales.

Unallocated corporate expense for 2010 is now expected to be about $52 million, versus $50 million previously, and net interest expense expectation remains at about $27 million.  At the high end of the sales and earnings per share range, excluding items impacting comparability, this would result in a 2010 pre-tax return on sales of 13.7% versus 2009 actual of 12.1%, along with a tax rate of 25.0% versus 23.5% in 2009.

Rick Goings Chairman and CEO, commented, “As we go into the second quarter and the rest of 2010, we are confident that we have the right business models and strategies in place to continue to grow sales, improve our profitability and generate cash.  Our strong global management teams emerged from the first quarter enthusiastic about our opportunities in 2010 and beyond.  They will continue to focus on developing differentiated products, creating dynamic selling situations and ensuring we have compelling earning opportunities for our sales force.”

* See Non-GAAP Financial Measures Reconciliation Schedule.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.5 million.  Product brands and categories include design-centric preparation, storage and serving solutions

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for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, Nuvo and Swissgarde brands.

The Company’s stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", “expects” or "target" are forward-looking statements.  These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals for use in food containers of materials such as polycarbonate, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934.  The Company does not intend to update forward-looking information other than through its quarterly earnings releases unless it expects diluted earnings per share for the current quarter, excluding adjustment items and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers’ understanding of the Company's results of operations. The adjustment items materially impact the comparability of the Company’s results of operations. The adjusted information is intended to be more indicative of Tupperware Brands’ primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements; re-engineering costs; purchase accounting intangible asset amortization; and purchase accounting intangible asset and goodwill impairment costs.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company’s primary business operations.  Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period.   For this reason, these gains are excluded as indicated.  Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters.  Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing manufacturing and other restructuring activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters.  Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a more useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company’s December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years; however, based on the Company’s current estimates, this amortization will decline as the years progress.  Similarly in connection with its evaluation of the carrying value of acquired intangible assets and goodwill in the second quarters of 2009 and 2008, the Company recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years.

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Therefore, they are excluded from indicated financial information to also provide a more useful measure for analysis and predictive purposes.

Included on the Company’s website at http://ir.tupperwarebrands.com/history.cfm is information detailing the calculation of the Company’s financial covenants for the most recent period, under its Credit Agreement dated September 28, 2007.

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TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended
	Mar 27,	Mar 28,
(In millions, except per share data)	2010	2009

Net sales	$557.1	$462.8
Cost of products sold	184.2	160.1
Gross margin	372.9	302.7

Delivery, sales and administrative expense	300.7	258.8
Re-engineering and impairment charges	1.6	2.7
Operating income	70.6	41.2

Interest income	0.4	0.7
Interest expense	7.4	8.1
Other expense	0.6	1.5
Income before income taxes	63.0	32.3
Provision for income taxes	15.9	6.7
Net income	$47.1	$25.6

Net income per common share:

Basic earnings per share:	$0.75	$0.41

Diluted earnings per share:	$0.73	$0.41

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(Amounts in millions, except per share)

	13 Weeks	13 Weeks
	Ended	Ended	Reported	Restated	Foreign
	Mar 27,	Mar 28,	%	%	Exchange
	2010	2009	Inc (Dec)	Inc (Dec)	Impact *

Net Sales:
Europe	$220.0	$181.1	21	11	$17.6
Asia Pacific	98.3	71.9	37	19	10.7
TW North America	75.9	60.3	26	18	3.9
Beauty North America	93.5	87.4	7	(2)	7.7
Beauty Other	69.4	62.1	12	15	(2.0)

	$557.1	$462.8	20	11	$37.9

Segment profit:
Europe	$47.4	$30.8	54	38	$3.5
Asia Pacific	18.8	10.0	88	52	2.3
TW North America	7.8	2.0	+	+	0.3
Beauty North America	9.6	9.6	-	(13)	1.4
Beauty Other	0.7	2.8	(77)	(32)	(1.8)

	84.3	55.2	53	38	$5.7

Unallocated expenses	(12.7)	(12.8)	(2)	2	0.6
Re-engineering and impairment charges	(1.6)	(2.7)	(41)	(41)	-
Interest expense, net	(7.0)	(7.4)	(4)	(4)	-

Income before taxes	63.0	32.3	95	64	6.3
Provision for income taxes	15.9	6.7	+	98	1.4

Net income	$47.1	$25.6	84	55	$4.9

Net income per common share (diluted)	$0.73	$0.41	78	49	0.08

Weighted Average number of diluted shares	63.9	62.3

 *  2010 actual compared with 2009 translated at 2010 exchange rates.

TUPPERWARE BRANDS CORPORATION
RECONCILIATION

(In millions except per share data)

	13 Weeks Ended Mar 27, 2010				13 Weeks Ended Mar 28, 2009
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$47.4	$0.1	a	$47.5	$30.8	$0.1	a	$30.9
Asia Pacific	18.8	0.2	a	19.0	10.0	0.3	a	10.3
TW North America	7.8	-		7.8	2.0	-		2.0
Beauty North America	9.6	0.4	a	10.0	9.6	0.4	a	10.0
Beauty Other	0.7	0.3	a	1.0	2.8	0.4	a	3.2
	84.3	1.0		85.3	55.2	1.2		56.4

Unallocated expenses	(12.7)	-		(12.7)	(12.8)	-		(12.8)
Re-eng and impairment chgs	(1.6)	1.6	b	-	(2.7)	2.7	b	-
Interest expense, net	(7.0)	-		(7.0)	(7.4)	-		(7.4)
Income before taxes	63.0	2.6		65.6	32.3	3.9		36.2
Provision for income taxes	15.9	0.8	c	16.7	6.7	1.3	c	8.0
Net income	$47.1	$1.8		$48.9	$25.6	$2.6		$28.2

Net income per common share (diluted)	$0.73	$0.03		$0.76	$0.41	$0.04		$0.45

(a)  Amortization of intangibles of acquired beauty units.

(b)  In 2010 includes $1.6 million which mainly relates to severance costs incurred to reduce headcount in the Company's Argentina, Australia, BeautiControl, Greece and Mexico operations.  In 2009 includes $2.5 million related to severance costs incurred to reduce headcount in the Company's Argentina, Australia, BeautiControl and Mexico operations and $0.2 million related to relocation of the BeautiControl manufacturing facility.

(c)  Provision for income taxes represents the net tax impact of adjusted amounts, which is calculated by using the tax rates for the countries affected by the adjustments.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	Mar. 27,	Dec. 26,
(In millions)	2010	2009

Assets

Cash and cash equivalents	$95.1	$112.4
Other current assets	605.7	584.4
Total current assets	700.8	696.8

Property, plant and equipment, net	250.4	254.6

Other assets	850.8	843.9

Total assets	$1,802.0	$1,795.3

Liabilities and Shareholders' Equity

Short-term borrowings and current portion of long-term debt	$10.4	$1.9
Accounts payable and other current liabilities	442.5	458.6

Total current liabilities	452.9	460.5

Long-term debt	424.6	426.2

Other liabilities	263.8	270.9

Total shareholders' equity	660.7	637.7

Total liabilities and shareholders' equity	$1,802.0	$1,795.3

Total Debt to Total Capital Ratio 40%
Total Capital is defined as total debt plus shareholders' equity

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	13 Weeks Ended	13 Weeks Ended
	March 27,	March 28,
(In millions)	2010	2009

OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$9.2	$(22.1)

INVESTING ACTIVITIES
Capital expenditures	(9.7)	(11.0)
Proceeds from disposal of property, plant & equipment	1.2	1.7

Net cash used in investing activities	(8.5)	(9.3)

FINANCING ACTIVITIES
Dividend payments to shareholders	(15.8)	(13.6)
Repurchase of common stock	(16.5)	-
Long-term debt and capital lease obligations	(0.5)	(0.4)
Net change in short-term debt	8.5	11.6
Proceeds from exercise of stock options	1.9	0.8
Other, net	0.8	0.1

Net cash used in financing activities	(21.6)	(1.5)

Effect of exchange rate changes on cash and cash equivalents	3.6	(0.5)

Net change in cash and cash equivalents	(17.3)	(33.4)

Cash and cash equivalents at beginning of year	112.4	124.8

Cash and cash equivalents at end of period	$95.1	$91.4

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL INFORMATION
First Quarter Ended March 27, 2010

	AVG. ACTIVE	% CHG.	TOTAL	% CHG.

Sales Force Statistics (a):
Segment
Europe	112,665	(2)	604,034	18
Asia Pacific	63,711	30	453,867	24
TW North America	87,460	13	265,793	10
Tupperware	263,836	9	1,323,694	18

Beauty North America	309,209	(7)	582,769	(8)
Beauty Other	224,643	1	564,696	2
Beauty	533,852	(4)	1,147,465	(3)

Total	797,688	(0)	2,471,159	7

(a) As collected by the Company and provided by distributors and sales force.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 20, 2010

($ in millions, except per share amounts)

	Second Quarter 2009 Actual	Second Quarter 2010 Outlook
		Range
		Low	High

Income before income taxes	$49.0	$76.8	$81.2

% change from prior year		57%	66%

Income tax	$15.9	$18.4	$19.4
Effective Rate	32%	24%	24%

Net Income (GAAP)	$33.1	$58.3	$61.8

% change from prior year		76%	87%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	(10.1)	-	-
Re-engineering and other restructuring costs	1.4	2.5	2.5
Acquired intangible asset amortization	1.3	1.0	1.0
Purchase accounting intangible impairment	28.1	-	-
Income tax (2)	0.5	(0.9)	(0.9)
Net Income (Adjusted)	$54.3	$60.9	$64.4

% change from prior year		12%	19%

Exchange rate impact (3)	3.6	-	-
Net Income (Adjusted and 2009 restated for currency changes)	$57.9	$60.9	$64.4

% change from prior year		5%	11%

Net income (GAAP) per common share (diluted)	$0.52	$0.91	$0.96

Net Income (Adjusted) per common share (diluted)	$0.86	$0.95	$1.00

Average number of diluted shares (millions)	63.0	64.1	64.1

(1)  Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)  Represents income tax impact of adjustments
(3)  2009 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 20, 2010

($ in millions, except per share amounts)

	Full Year 2009 Actual	Full Year 2010 Outlook
		Range
		Low	High

Income before income taxes	$237.1	$300.8	$309.0

% change from prior year		27%	30%

Income tax	$62.0	$75.2	$77.2
Effective Rate	26%	25%	25%

Net Income (GAAP)	$175.1	$225.6	$231.8

% change from prior year		29%	32%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$(21.9)	$-	$-
Re-engineering and other restructuring costs	8.0	10.0	10.0
Acquired intangible asset amortization	5.1	3.9	3.9
Purchase accounting intangible impairments	28.1	-	-
Income tax (2)	1.7	(3.6)	(3.6)
Net Income (Adjusted)	$196.1	$235.9	$242.1

% change from prior year		20%	23%

Exchange rate impact (3)	7.4	-	-
Net Income (Adjusted and 2009 restated for currency changes)	$203.5	$235.9	$242.1

% change from prior year		16%	19%

Net income (GAAP) per common share (diluted)	$2.75	$3.52	$3.62

Net Income (Adjusted) per common share (diluted)	$3.08	$3.68	$3.78

Average number of diluted shares (millions)	63.4	64.1	64.1

(1)  Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2)  Represents income tax impact of adjustments
(3)  2009 restated at current currency exchange rates